Exhibit 99.2

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

CEVA, INC.

Fourth Quarter and Full Year 2018 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and

Yaniv Arieli, Chief Financial Officer

Feb 13 2019

8:30 AM Eastern

Good morning everyone and welcome to CEVA’s fourth quarter and full year 2018 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the fourth quarter and full year 2018 and provide general qualitative data. Yaniv will then cover the financial results for the fourth quarter and full year 2018 and also provide qualitative data for the first quarter and full year 2019.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial qualitative data for the first quarter and full year 2019; optimism about CEVA’s 60 customers’ ability to design new chips and such customer base enabling CEVA to double its annual royalty revenue in 2022; optimism that CEVA can leverage its Bluetooth, NB-IoT and voice recognition technologies, as well as capitalize on the 5G upgrade cycle; optimism about sustained growth in non-handset basebands product lines and customer production ramp ups; optimism that the cellular market will recover the second half of 2019 and positive forecasts from Ericsson Mobility and Yole Research. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of the CEVA signal processing IPs for smarter, connected devices to continue to be strong growth drivers for us; the traction with edge technology for AI; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the 5G network and wireless connectivity, AI, LTE-IoT and IoT space generally; our ability to execute more broad portfolio license agreements; and customers’ ramp-up schedules and the impact on royalty revenues. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

In addition to the financial results prepared in accordance with generally accepted accounting principles, or GAAP, we will also present certain non-GAAP financial measures today. CEVA’s management believes that in addition to using GAAP results in evaluating our business, it also can be useful to review results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results, which can be found in the earnings press releases issued today.

A copy of today’s press release for the quarter and year ended December 31, 2018, and the related financial tables and management commentary, which were included in our Current Report on Form 8-K filed today, also can be found on the investor relations portion of our website.

Gideon

Thank you Richard. Good morning everyone and thank you for joining us today. CEVA had an excellent fourth quarter in licensing with a number of important agreements with premier customers. The resilience of our licensing business despite the softening macro environment demonstrates that our comprehensive technology portfolio is valued by a broad base of companies addressing the smart and connected world. Our fourth quarter royalty revenue reflects above-seasonal weakness in the handset space due to higher inventory levels, primarily attributable to China and emerging markets. However, we see continued expansion of our non-baseband customers, in particular with Bluetooth, and the recovery with ZTE’s base station business.

Total revenue for the fourth quarter of 2018 came in at $21.4 million. The licensing landscape continues to be healthy and we managed to record $10.5 million of licensing and related revenue, and to sign 13 new agreements, of which 6 were with first time customers. During the quarter, we signed one of the largest license agreements in the company’s history with a customer targeting the 5G market. The customer licensed a customized next-generation processor for a 5G use case, which we will design over the next few quarters, and we will recognize part of the revenues associated with this deal during that timeframe. We also signed an important agreement with a well-known US-based semiconductor company that will strategically capitalize on our Bluetooth audio technology to expand into the fast growing market of smart audio devices. Our NB-IoT technology also continued to gain traction with two new agreements. NB-IoT continues to show good dynamics and prospects as many semiconductor companies with no cellular background turn to us for an IP solution that can reduce the high entry barriers of cellular. The space poses a huge volume opportunity, with the market expected to reach 4.1 billion connections by 2024 according to the recent Ericsson Mobility report. Target applications for the other agreements signed in the quarter include advanced consumer cameras, surveillance cameras, automotive connectivity, smart speakers, Bluetooth earbuds, Wi-Fi routers and other IoT devices.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

For the full year 2018, revenue came in at $77.9 million, down 11% from last year. Licensing and related revenue was $40.4 million, down 6% from last year. Royalty revenue was $37.4 million, down 16% from last year. We continued to strengthen our customer base with 49 license agreements signed in total, of which 16 were with first-time customers. A steady growth in licensees in diversified markets is the key driver for new royalty streams, in addition to incremental revenues from our existing royalty sources. At our investor and analyst day last month, we disclosed that we have 40 royalty paying customers today and additionally 60 customers are actively designing new chips, which we expect to gradually roll out for production over the coming years. We believe that this customer base will approximately double our annual royalty revenue in 2022.

As we move to 2019 and beyond, we remain focused on capitalizing our growth engines through licensing and supporting our customer’s designs. The conviction for our sustainable growth potential is based on a number of strategic catalysts.

The first is the acceleration in demand for base station and small cells as mobile operators around the globe are accelerating investment on LTE-A/5G mobile broadband. After 12 consecutive quarters of year over year revenue decline in base station RAN space, the overall RAN market increased 7% in the third quarter of 2018 vs. the comparable quarter in 2017 according to Dell’Oro Group report. The main drivers for growth are migration to faster multi gigabit-per-second speeds offered by the latest advancements in LTE-A and 5G, and new usage models for massive IoT, fixed wireless access, public safety and enterprise. Our vast experience, along with our strategic relationships with key OEMs such as Nokia, ZTE and their semiconductor partners, put us at the forefront of the upcoming upgrade cycle for 5G. We also target to expand our customer base with large incumbents and newcomers in 2019.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

Second, our strategic decision to go up in the value chain across all of our product lines. There are two main merits for such a comprehensive move. The first is, by developing both the hardware and software, we are able to holistically produce the most cost and power efficient solution for our customers. Secondly, by enriching our offering with state of the art algorithms, software and AI technologies, we are streamlining our customers’ product deployments and economics, which in turn will enable us to strengthen our relationships with our customers and to receive higher royalty ASP for our technologies. A recent example of our value-added strategy is the Whispro, a Neural network based voice recognition technology, which we announced together with a new all-purpose DSP architecture, the CEVA-BX, at the recent Consumer Electronics show in Las Vegas. By binding these two technologies along with our other noise and echo cancelation technologies, ClearVox, we are paving the way for our customers to use speech as a primary user interface for a broad range of markets such as smartphones, smart home, headsets and hearables, automotive and industrial. A recent study by Yole Research forecasts that 1.7 billion units of these voice enabled devices will ship in 2023. Our other vertically integrated platforms for AI, computer vision, 5G, Wi-Fi and Bluetooth provide us with a dramatic increase in customer reach and value, as reflected in our recent licensing performance.

On royalties, 2018 turned out to be a challenging year for the entire cellular industry, in particular in the first half of 2018. With that said, share gain at a large US handset OEM coupled by higher ASP for LTE shipments led to a stronger second half and year over year growth versus the second half 2017 in LTE royalty revenue. Our non-baseband category continues to expand with shipments up 41% year-over-year as new CEVA based SKUs are being deployed particularly in the fast growing Bluetooth market that is expected to reach 5 billion units annually by 2022. As for 2019 royalties, we believe the headwinds in the cellular market and the higher, channel inventories, will prolong for one or two more quarters into the first half the year. It is expected to be followed by a stronger second half of 2019 both in units and ASP. In our other non-handset categories, we expect solid progress and growing contribution from Wi-Fi and AI in addition to the fast growing Bluetooth market.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

As for base stations, based on commentaries by our customers and operators, 5G deployment in 2019 will be at a slower pace than originally expected as operator stage their rollouts and due to a few unresolved interoperability issue with handsets. As such, due to the low visibility in the timing and the magnitude of 5G deployment in this year, we are taking a prudent stance in regards to growth from base station for the year. With that said, all indications and commentaries, including those emanating from CES, reveal that 5G is coming and operators see the benefits of driving 5G buildout, particularly in the US, China, Korea and Japan, Yaniv will shorty quantify our view on 2019 royalties.

In summary, in 2018, we continued to plant the seeds for our growth by capturing a large set of design wins across our targeted segments. Accumulating those design wins, which is the hardest part of our business, make us stronger and more resilient to local economic factors. We are committed to continue to relentlessly pursue the multiple growth opportunities the smart and connected world poses for us.

Finally, I would like to take this opportunity to thank all of our employees for their hard work and strong execution. We made great progress in 2018 and re-affirmed our position as the leading and valuable IP supplier for vertically-integrated solutions for cellular, connectivity, vision, speech and AI. I’d also to extend my thanks to our partners, suppliers and last but not least investors for their support. We wish you all a happy and prosperous year.

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the fourth quarter of 2018.

-	Revenue for the fourth quarter was $21.4 million, as compared to $21.6 million for same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $10.5 million, reflecting 49% of total revenues, 17% higher as compared to the fourth quarter of 2017.
o

Royalty revenue was $10.9 million, reflecting 51% of total revenues, down from $12.6 million for same quarter last year, that also included $0.9 million royalty catch up following an audit of a customer.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

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Quarterly gross margin was 91% on a GAAP basis and 92% on a non-GAAP basis. Non-GAAP quarterly gross margin excluded approximately $0.1 million of equity-based compensation expenses and $0.1 million of the impact of the amortization of acquired intangibles of our investment in NB-IoT technologies.

-

Total operating expenses for the fourth quarter was at similar level as the prior quarter and below the high-range of our guidance at $17.2 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.2 million, and $0.2 million for the amortization of acquired intangibles of RivieraWaves. Total operating expenses for the fourth quarter, excluding equity-based compensation expenses and amortization of intangibles, were $14.8 million, also similar to the third quarter level and below the high-range of our non-GAAP OPEX guidance.

-	U.S. GAAP net income and diluted EPS for the quarter decreased by 27% and 29%, respectively, to $2 million and 10 cents, respectively, over the fourth quarter of 2017.
-

Non-GAAP net income and diluted EPS for the fourth quarter of 2018 decreased 9% and 8%, respectively, year over year to $5.2 million and 23 cents, respectively. Those figures exclude equity-based compensation expenses, net of taxes, of $2.0 million, the impact of the amortization of acquired intangibles of RivieraWaves, our investment in NB-IoT technologies of $0.3 million and the revaluation of investment in other company, net of taxes, of $0.7 million.

Other related data

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Shipped units by CEVA licensees during the fourth quarter of 2018 were 249 million, down 5% sequentially and down 13% from fourth quarter 2017 reported shipments. Of the 249 million units shipped, 134 million units, or 54%, were for handset baseband chips, reflecting a sequential decrease of 19% from 165 million units of handset baseband chips shipped during the third quarter of 2018 and a 35% decrease from 205 million units shipped year over year.

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In non-baseband, volume shipments continued to increase 17% sequentially, and 43% on a year-over-year basis. The increase is primarily due to higher quarterly Bluetooth and sound shipments from our customers. From a revenue perspective, fourth quarter non-baseband royalty revenue increased 32% sequentially (with comparable volume increase).

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The fourth quarter was the first time we surpassed 100 million non-baseband ships shipped in a single quarter, reaching 114 million units. Of these, 91 million were Bluetooth chips, which was up 45% year over year.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

As for the year

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Our total shipments decreased 20% year over year to 929 million units, which equates to approximately 30 CEVA-powered devices sold every second in 2018. These unit shipments represented an annual royalty revenue decrease of 16% year-over-year.

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Annual shipments of smartphones decreased 36% year over year, mainly due to lost market share by our large Chinese handset customer and general maturity of the market. However, our average royalty per unit in smartphones increased 31% year over year, as we gained volume at a tier 1 US smartphone OEM.

-

Non-handset baseband royalty revenue continued to grow and reached a record level of just shy of $9 million, up from $8 million in 2017 and $4 million in 2016. In terms of units, non-handset baseband unit shipments were up 41% year-over-year to 374 million units, with Bluetooth contributing a record 303 million units.

As for the balance sheet items

As of December 31, 2018, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $168 million. We continued our active buyback plan, repurchasing approximately 129,000 shares during the quarter for approximately $3 million. Back in May 2018, our Board of Directors approved the expansion of the existing buyback plan and as of year-end, we have a total of 367,000 shares of common stock available for repurchase.

Last, our “adjusted to ASC 606” DSO for the fourth quarter of 2018 continue to be low, at 46 days. During the fourth quarter, we generated $4.5 million of net cash from operations; depreciation was $1 million and purchase of fixed assets was $0.4 million. At the end of the year, our headcount was 341 people, of which 278 were engineers.

Summary

Overall, we continued our R&D investments during 2018, opening a new design facility in Bristol, UK, increasing our R&D headcount by ~11%, shy of 30 engineers, thereby enabling us to introduce new licensable IP products and expanding our overall TAM to approximately 17 billion units by 2022. These R&D achievements contributed to the higher licensing revenues for the last few years. We continue to thrive to reach for new financial milestones, revenue growth, new customers and markets, and focus on stockholder values.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

Now for the guidance

Last year was another excellent year for licensing revenue with over $40 million, a 13% CAGR from 2013, post the implementation of our diversification strategy. While licensing revenue tends to be lumpy, we believe our strong product portfolio leads to a healthy demand environment. We forecast licensing revenue to be similar to or slightly better than 2018.

On royalties, as Gideon alluded to earlier and similar to 2018, in baseband, we expect a stronger second half of the year, attributable to the release of new smartphones. In non-baseband, royalties are expected to continue to expand, with new customer SKUs across all of our product lines. We are forecasting some year-over-year growth contribution for base station royalties in line with commentaries by key players and operators. All in all, at this stage we are expecting annual royalty growth in the region of 4%, to approximately $39 million for the full year. We will review all of this on a quarterly basis as we get more insight from our customers about expected product ramps, particularly with our base station customers.

In COGS, we expect higher expenses of approximately $1.7 million due to R&D customization related expenses that will be allocated from R&D to COGS on the large 5G deal that Gideon discussed earlier. On OPEX, with our newly announced products and continued momentum with our existing licensing business, we will continue to innovate and reinforce our leadership, but with disciplined investments in R&D. Our OPEX increase is mainly associated with investments in headcount, employee-related costs and EDA tools. Overall OPEX increase will be in the region of $4 million, net. Equity-based compensation is also forecast to be at the same levels as in 2018.

Annual gross margins are forecast to be in the region of 88%-89%.

Interest income is forecasted to be slightly higher than 2018, at $0.9 million per quarter.

Taxes are expected to be lower on dollar basis but higher as % of pre-tax income. US GAAP tax of approximately $0.5 million and a non-GAAP tax rate of ~14%.

Share count for 2019 is expected to be similar to 2018.

CEVA, Inc. :: Q4 2018 Financial Results Conference Call – Prepared Remarks :: Feb 13, 2019

Specifically for the first quarter of 2019

-

Gross margin is expected to be approximately 85% on a GAAP and 87% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles of our investment in NB-IoT technologies. Both GAAP and non-GAAP gross margins are expected to be lower than the norm, due to COGS expenses associated with specific customization work that we mentioned earlier.

-

Overall OPEX is expected to be in the range of $17.4 million to $18.4 million. Of our anticipated total operating expenses for the first quarter, $2.3 million is expected to be attributable to equity-based compensation expenses and $0.2 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be similar to the first quarter of 2018, due to the timing of some R&D grant payments, and higher in the following quarters. Overall for the first quarter, in the range of $15 million – $16 million.

-	Net interest income is expected to be approximately $0.9 million.
-	Taxes for the first quarter, none on a GAAP basis and less than $0.2 million on a non-GAAP basis.
-	Share count for the first quarter of 2019 is expected to be similar to the quarter we just reported.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit on Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events we will be attending, these include:

●	Mobile World Congress February 25th to 28th in Barcelona, Spain.

●	Susquehanna Technology Conference, March 12th in New York.

●	The 31th Annual ROTH Conference, March 18 and 19 in Dana Point, California.

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye